Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update

FARMINGTON, Conn., April 11, 2018 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the first quarter ended March 31, 2018.

“During the first quarter, in addition to funding several venture loans, we realized liquidity events for our shareholders which provided additional net investment income and strengthened the credit quality of our portfolio,” said Gerald A. Michaud, President of Horizon. “Horizon believes it remains in a strong position to draw upon its improved origination platform to grow the size of its investment portfolio in a disciplined manner.”

New Loans Funded

Horizon funded three new loans in the first quarter of 2018 totaling $11.0 million to the following portfolio companies:

•	$3.8 million to an existing portfolio company, a provider of next-generation technology products to the health insurance market.

•	$3.2 million to a new portfolio company, StereoVision Imaging, Inc. (“SVI”), a market leader in 3D imaging and facial recognition technology for security and commercial applications.

•	$4.0 million to an existing portfolio company, Lantos Technologies, Inc. (“Lantos”), the developer of the world’s first-aural 3D scanning system which may revolutionize the custom earpiece device market.

Liquidity Events

During the quarter ended March 31, 2018, Horizon experienced liquidity events from three portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In February, Horizon’s portfolio company, Digital Signal Corporation (“DSC”) sold its assets, including intellectual property related to hardware and software development, to SVI for a combined cash and equity purchase price of $3.5 million, with the proceeds of the sale paid to Horizon to settle its debt investment in DSC.

In March, LeTote, Inc. (“LeTote”) prepaid the outstanding principal balance of $6.7 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in LeTote.

In March, with the proceeds of a new loan from Horizon, Lantos prepaid the outstanding principal balance of $2.6 million on its venture loan, plus interest, end-of-term payment and prepayment fee. In addition to the new $4.0 million loan, Horizon continues to hold warrants in Lantos.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

As noted above, Horizon refinanced $2.6 million and experienced early pay-offs during the first quarter of 2018 totaling $9.5 million, compared to refinances totaling $3.7 million and early pay-offs totaling $19.7 million during the fourth quarter of 2017. During the first quarter of 2018, Horizon received regularly scheduled principal payments on investments totaling $8.7 million, compared to regularly scheduled principal payments totaling $3.2 million during the fourth quarter of 2017.

Commitments

During the quarter ended March 31, 2018, Horizon closed new loan commitments totaling $8.2 million to two companies, compared to the quarter ended December 31, 2017, wherein Horizon closed new loan commitments totaling $77.0 million to six companies.

Pipeline

As of March 31, 2018, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $22.5 million to six companies. This compares to a Committed Backlog of $33.3 million to eight companies as of December 31, 2017. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Warrant and Equity Portfolio

As of March 31, 2018, Horizon held a portfolio of warrant and equity positions in 76 portfolio companies, including 63 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:
Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Leon Berman
(860) 674-9977	(212) 477-8438
dtrolio@horizontechfinance.com	lberman@igbir.com